Exhibit 10.8
SEPARATION AGREEMENT AND GENERAL RELEASE
          THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into on December ___, 2007, by and between Michele A. Bergerac (hereinafter “Bergerac”), a Missouri resident, and Bakers Footwear Group, Inc. (hereinafter the “Company”) (collectively, the “Parties”). For and in consideration of the following promises, the parties agree to the following:
RECITALS
          WHEREAS, Bergerac served as President of the Company and as a Director on the Company’s Board of Directors until September 15, 2007 (“Separation Date”); and
          WHEREAS, Bergerac entered into a three-year employment agreement (the “Employment Agreement”) with the Company, commencing on April 1, 2002, whose terms provided for automatic renewal of the Employment Agreement’s three-year term unless the Company provided Bergerac with written notice of its decision not to renew the Employment Agreement at least one hundred eighty (180) days prior to the termination of a three-year term under the Employment Agreement; and
          WHEREAS, Bergerac agrees that her employment with the Company terminated at the end of the day on the Separation Date, meaning that, as of September 16, 2007, Bergerac was and is no longer employed by the Company in any capacity, and no longer serves as a Director of the Company; and,
          WHEREAS, the Parties desire to resolve any and all issues between them, actual or potential; and
          WHEREAS, the Parties desire to enter into a full and final settlement of all matters between the Parties, including, but not limited to, any issues which might arise out of Bergerac’ s separation from the Company.
          NOW THEREFORE, for and in consideration of the releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:
     1. Payments and Benefits. The Company will make the payments and provide the benefits described below in consideration and in exchange for Bergerac’s promises, agreements, releases, and obligations set out below, so long as Bergerac submits this Agreement properly executed to the Company on or before the close of business December 24, 2007, does not revoke this Agreement under Paragraph 29, and adheres to the promises and agreements set out in the balance of this Agreement. Bergerac is not, following the Separation Date, eligible for participation in any bonus or equity programs or any other benefits except as outlined in this Agreement, following the Separation Date.
          (A) Payments. Initial Payments: The Company will pay Bergerac, without regard to whether she is employed by a third party, twenty-six (26) installments (“Initial Payments”), in regular two- week intervals consistent with the Company’s regular pay cycles, each of which will be in an amount equal to her prior base salary payments of Thirteen Thousand, Four Hundred Sixty-One Dollars and Fifty-Four Cents ($13,461.54), less withholdings, with the first installment having been paid on November 6, 2007, and resulting in total payments, before withholdings, of Three Hundred Fifty Thousand Dollars and Four Cents ($350,000.04).
          Additional Payments: If, however, Bergerac fails to accept a position of employment prior to the end of the Initial Payments, the Company will pay Bergerac up to an additional thirteen (13) installments (“Additional Payments”), in regular two-week intervals consistent with the Company’s regular pay cycles, in the same bi-weekly amount, less withholdings, resulting in total potential additional payments, before withholdings, of One Hundred Seventy-Five Thousand Dollars ($175,000.00). Notwithstanding the foregoing, if Bergerac accepts a position of employment prior to the thirteenth and final Additional Payment, such Additional Payments shall immediately cease.
          Bergerac agrees to notify the Company in writing if and when she accepts a position of employment at any time during the periods described above.
          (B) Outplacement Benefits. The Company will pay and arrange for the services of an outplacement firm, which the Company will choose based on the Company’s reasonable discretion, to be provided for Bergerac for 90 days following January 8, 2008.
          (C) Unused Vacation Time. From the Separation Date through October 23, 2007, in regular two-week intervals consistent with the Company’s regular pay cycles, the Company continued to issue to Bergerac payments of Thirteen Thousand, Four Hundred Sixty- One Dollars and Fifty-Three Cents ($13,461.53), less withholdings, which the parties agree compensated Bergerac for work performed prior to her Separation Date, and for unused vacation time preceding the Separation Date. Payments under this Subparagraph took place on September 25,2007, October 9, 2007, and October 23, 2007.
          (D) WGSN Services Newsletter Subscription. If and to the extent the Company maintains its own subscription to the WGSN Services Newsletter and only if the Company is permitted to do so under its existing license, the Company will continue to provide access for Bergerac’s subscription to the WGSN Services Newsletter during the Initial Payments and Additional Payments. The Company will not, however, provide Bergerac with access to the WGSN Services Newsletter if doing so requires the Company to obtain a separate license for Bergerac’s access, or following such time as Bergerac accepts a position of employment.
          (E) Car Allowance. The Company will pay Bergerac a monthly car allowance equivalent to the monthly car allowance she received from the Company at the time of her Separation Date, beginning on the Separation Date and ending on October 31, 2008.
          (F) Health Insurance Continuation. Pursuant to the provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, commonly referred to as “COBRA,” the Company provided the required COBRA notification within fourteen (14) days of the Separation Date, and the parties acknowledge that the COBRA benefit entitlement period of eighteen (18) months commenced to run effective on

September 16, 2007. Bergerac and any of her eligible dependents, as applicable, may elect COBRA coverage under the provisions of COBRA as described in Bergerac’s required COBRA notification. Should Bergerac or any of her eligible dependents elect COBRA coverage, the Company will pay for the full cost of premiums associated with any such election throughout Bergerac’s period of eligibility for COBRA coverage, unless and until Bergerac accepts a position of employment within such period.
          (G) Acknowledgment of Consideration. Bergerac acknowledges and agrees the payments referenced in Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), 1(D), 1(E), and 1(F) of this Agreement are valuable consideration to her and that, in some respects, she would not otherwise be entitled to such consideration absent her execution of this Agreement and the promises set forth herein.
     2. Acknowledgment of Continued Indemnity. The Company acknowledges that the execution of this Agreement neither enlarges nor diminishes the indemnity to which Bergerac is entitled as a former officer and director of the Company under the current the Restated Bylaws of Bakers Footwear Group, Inc., as amended, revised or restated from time to time.
     3. Forfeiture of Rights and Entitlements under Employment Agreement. Bergerac agrees that by executing this Agreement, she forfeits all rights and entitlements to payments of any kind provided by the Employment Agreement; including but not limited to severance payments, “Trigger Payments,” “Paragraph 9 Payments,” payments to her estate upon her death during the term of the Employment Agreement, and salary, benefits, and other compensation for her employment; and to any other entitlements, statuses, titles, or benefits of any kind—potential or realized—granted to her by the Employment Agreement.
     4. Bonus Plan. Without limiting the generality of Paragraph 3, Bergerac agrees that by executing this Agreement, she forfeits all rights and entitlements to payments of any kind provided by the Company’s Bonus Plan for 2007. Such Plan provided that Bergerac would have received a bonus for the bonus period covering the fiscal months of February 2007 through January 2008 if the Company had achieved certain profit levels. Bergerac acknowledges that she has no further claim or right to, and releases the Company from any claim that she is entitled to, such a bonus. Furthermore, the Bonus Plan for 2007 provided that Bergerac would have received a bonus equal to 12.5% of her cumulative salary if she had attained her performance objectives and met certain criteria. Bergerac acknowledges that she has no further claim or right to, and releases the Company from any claim that she is entitled to, such a bonus. Bergerac forfeits any right or entitlement to any bonus payment or potential bonus payment of any kind from the Company.
     5. Stock Options. Without limiting the generality of Paragraph 3, Bergerac agrees that by executing this Agreement, she forfeits any and all rights to exercise any stock options issued originally under the Bakers Footwear Group, Inc. 2003 Stock Option Plan or any other stock option plan granted to her by the Company since the Company became a publicly-traded entity.
     6. 2005 Performance Incentive Plan. Bergerac agrees and acknowledges that she is not and will never be entitled to any payment under the 2005 Performance Incentive Plan because her Separation Date occurred prior to the end of the earliest of the three-year performance periods contemplated by the 2005 Performance Incentive Plan.
     7. Vesting in Retirement Plans. As of the Separation Date, Bergerac was fully vested in the Company’s 401 (k) plan.
     8. Company’s Release under the Employment Agreement. In exchange for Bergerac’s general releases, covenants, acknowledgments, warranties, and promises set forth in this Agreement, including but not limited to the obligations Bergerac accepts and promises she makes in Paragraphs 15 and 16 below, the Company releases Bergerac from any and all obligations imposed on her by Section 13(a) of her Employment Agreement, titled “Non- Competition.” This release is effective and fully binding as of the Offer Date, as defined in this Agreement.
     9. Mutual Release of Claims. Bergerac, for and on behalf of Bergerac and Bergerac’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge the Company and its current and former agents, officers, employees, directors, divisions, parents, subsidiaries, affiliates, representatives, attorneys, successors, and assigns (hereinafter, collectively, the “Company Releasees”) from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Bergerac and the Company Releasees from matters, actions, or inactions which occurred prior to or on the Offer Date (as defined in this Agreement), including but not limited to all such claims and matters arising from or in connection with Bergerac’s employment with the Company, her separation from the Company, Bergerac’s Employment Agreement, and the offer, negotiation, and acceptance of this Agreement. Bergerac understands that the provisions of this Paragraph mean that she cannot bring a lawsuit against the Company Releasees for any reason, except for the interpretation, breach, and/or enforcement of the terms of this Agreement.
          The Company hereby agrees to, and does, remise, release and forever discharge Bergerac from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Bergerac and the Company from matters, actions, or inactions which occurred prior to or on the Offer Date, including but not limited to all such claims and matters arising from or in connection with Bergerac’s employment with the Company, her separation from the Company, Bergerac’s Employment Agreement, and the offer, negotiation, and acceptance of this Agreement. The Company understands the provisions of this Paragraph to mean that the Company cannot bring a lawsuit against Bergerac for any reason, except for the interpretation, breach, and/or enforcement of the terms of this Agreement.
     10. Mutual Agreement Not to File Suit or Other Claims. Bergerac, for and on behalf of Bergerac and Bergerac’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that they will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Bergerac permit any person, group of persons, or organization to take such action on Bergerac’s behalf) against the Company Releasees arising out of any actions or non-actions on the part of the Company Releasees arising before or on the Offer Date. If any person or entity should bring such a charge, claim, complaint, or action on Bergerac’s behalf, Bergerac, to the full extent permitted under applicable law, hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort (but will not be obliged to incur any expense) to have such claim dismissed. The provisions of this Paragraph and Paragraph 11, below, shall not be construed to prevent Bergerac from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), only to the extent she is permitted to do so by law, notwithstanding the provisions of this Agreement to the contrary. However, Bergerac expressly waives and disclaims any right to compensation or other benefit which may inure to her as a result of any such charge and hereby expressly agrees to provide any such benefit or pay any such compensation directly to the Company. Bergerac understands that the provisions of this Paragraph mean that she cannot bring a lawsuit against the Company Releasees for any reason, except for the interpretation, breach, and/or enforcement of the terms of this Agreement.
          The Company agrees that the Company will not file suit or otherwise submit any other charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will the Company permit any person, group of persons, or organization over which the Company has legal control to take such action on the Company’s behalf) against Bergerac arising out of any actions or non-actions that have occurred on the part of Bergerac. Said claims, complaints, and actions include, but are not limited to, any claims the Company may have relating to Bergerac’s employment with the Company and/or the termination of that employment, any breach of an actual or implied contract of employment between Bergerac and the Company, any conduct occurring during the negotiation and execution of this Agreement, or any common-law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, or defamation). If any person or entity should bring such a charge, claim, complaint, or action on the Company’s behalf, the Company, to the full extent permitted under applicable law, hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort (but will not be obliged to incur any expense) to have such claim dismissed. The Company agrees to pay any such recovery directly to Bergerac. The Company understands the provisions of this Paragraph to mean that the Company cannot bring a lawsuit against Bergerac for any reason, except for the interpretation, breach, and/or enforcement of the terms of this Agreement.
      11. Claims Covered by Agreement. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Paragraphs 9 and 10, above, include, but are not limited to, (i) any breach of an actual or implied contract of employment between Bergerac and the Company Releasees, (ii) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common-law action, (iv) any claim related to the issuance or non-issuance of stock, or (v) any claims of violations arising under whistleblower employee protection provisions of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Americans with Disabilities Act of 1990, 42 U.S.C; § 12101 et seq., the Fair Labor Standards Act of 1938,

as amended, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq. or the Missouri Human Rights Act, R.S. Mo. § 213.010, et seq., the Missouri Service Letter Statute, R.S. Mo. § 290.140, the Missouri Employment Security Act, R.S. Mo. § 288.010, et seq., retaliation for exercise of rights Under the Missouri Worker’s Compensation Act, R.S. Mo.§ 287.010 et seq.; the Missouri Aids Act, R.S.Mo. § 191.6665, et seq., as amended; the Missouri Equal Pay Law, R.S.Mo. § 290.400-290.460 et seq., as amended; the Missouri Handicap Discrimination Statute, R.S.Mo. § 209.150, 290.160, 290.162, and 209.180 et seq., as amended; the Missouri Genetic Testing Information Bias Law, R.S.Mo. §375.1300, 375.1303, 375.1306 and 375.1309 et seq., as amended; the Missouri Smokers Rights Law, R.S.Mo. § 290.145 et seq., as amended, or any other federal, state, or local statutes or ordinances or common laws, or any claims for pay, vacation pay, business expenses, insurance, or welfare benefits or any other benefits of employment with the Company Releasees arising from or relating to Bergerac’s Employment Agreement, from any other agreement with the Company Releasees, or from events occurring prior to or on the Offer Date other than those payments and benefits specifically provided herein.
     12. Release of Benefit Claims. In exchange for the Company’s promises and commitments set out herein, Bergerac further releases and waives any claim for any type of compensation or employee benefits with the Company, except to the extent specifically provided herein.
      13. Representations and Warranties Regarding the FMLA, FLSA, and Sarbanes- Oxley Act. Bergerac represents and warrants that she is not aware of any circumstances that might entitle Bergerac to a leave of absence under the Family and Medical Leave Act (“FMLA”) or any fact which might justify a claim against the Company for violation of the FMLA. Bergerac represents and warrants further that Bergerac has received or will receive under the terms of this Agreement any and all wages and commissions for work performed and all overtime compensation and FMLA leave to which Bergerac may have been entitled, and that Bergerac is not currently aware of any facts or circumstances constituting a violation by the Company of the FMLA or the Fair Labor Standards Act (“FLSA”). Bergerac represents and warrants further that she has not received any notice that, nor is she personally aware of any allegation that either she or the Company has violated any provision of the Sarbanes-Oxley Act of 2002. Bergerac specifically warrants that she has discussed this issue and all underlying facts with her attorney prior to making these representations.
      14. Confidentiality of Agreement. Notwithstanding the Company’s duty to comply with Securities Exchange Commission (“SEC”) public disclosure requirements, in exchange for the receipt of the payments set out above, Bergerac agrees that she will not publicize this Agreement directly, either in specific or as to general content, to either the public generally, to any employee or agent of the Company, or to any other person or entity, except as Bergerac might be lawfully compelled to give testimony by court or federal agency process, lawful deposition, interrogatory, discovery or arbitrator of competent jurisdiction, or to participate in an EEOC, SEC, or other federal agency investigation, or except as otherwise provided in this Paragraph 14. Furthermore, the parties do not intend for this Agreement to restrict Bergerac from engaging in any whistleblower activity protected by federal law; thus, Bergerac’s publicity of and discussions about the terms of this Agreement, if made in connection with whistleblower activity protected by federal law, will not constitute a breach of this Agreement. Bergerac’s agreement not to publicize the terms of this Agreement requires Bergerac to refrain from communicating regarding the terms of this Agreement with anyone except Bergerac’s immediate family, Bergerac’s attorney, accountant, or financial advisor who has a legitimate need to know the terms of this Agreement in order to render professional advice or services to Bergerac, and Bergerac’s prospective and future employers (only to the extent provided expressly by the provisions of this Paragraph 14); otherwise, Bergerac agrees not to publicize any other terms of the Agreement. The Company recognizes Bergerac may need to disclose the provisions of Paragraphs 8, 14, 15, 16, 18, and 33 to prospective employers, and to that limited extent, Bergerac may, without violating this Agreement, disclose the provisions of Paragraphs 8, 14,15, 16, 18, and 33 to prospective employers. The parties acknowledge the Company has an obligation to disclose this Agreement and its terms to the Securities and Exchange Commission and as a result thereof, this Agreement and its provisions will likely be made part of the public record. Bergerac agrees her publication of the terms of this Agreement first may, taking into consideration the Company’s obligation to disclose this Agreement, constitute a breach of this Agreement, and that any such breach might, again taking into consideration the Company’s obligation to disclose this Agreement, be considered a material breach. If Bergerac’s breach of the provisions of this Paragraph 14 is determined to be a material breach of this Agreement, such breach will excuse the Company from making any further payments set forth in Paragraph 1 hereof. This shall not be construed as a limitation,of remedies, and the Company retains all rights to pursue any and all claims or actions against Bergerac as a result of Bergerac publicizing the terms of this Agreement in a manner prohibited by this Paragraph.
      15. Non-Solicitation/Non-Hire. During Bergerac’s employment with the Company, Bergerac had access to Confidential Information, as defined below in Paragraph 18, and developed certain relationships and goodwill such that if Bergerac were allowed (among other things) to pursue, or otherwise take advantage of, her relationships and goodwill with the Company’s employees, Bergerac would have an unfair advantage based upon such Confidential Information, relationships, and goodwill developed. Furthermore, Bergerac acknowledges that the Company invests significant resources, on an ongoing basis, to recruit, hire, train, and retain its Senior Personnel. Bergerac also agrees the Company has a legitimate, material interest in protecting against the soliciting and/or hiring of its Senior Personnel based, in whole or in part, on the relationships or goodwill that Bergerac may have with such Senior Personnel.
          (A) In view of the above, Bergerac agrees that from the Separation Date through and including September 30, 2008 (the “Covered Period”), Bergerac will not, directly or indirectly (as defined below):
               (1) solicit or recruit for employment, offer employment to, or hire — on a temporary, permanent or contract basis, or otherwise — any of the Company’s Senior Personnel; or
               (2) encourage, entice or persuade, or intentionally attempt to encourage, entice or persuade, any of the Company’s Senior Personnel to leave his or her employment with the Company.

          (B) Breach of this Paragraph 15 will be considered a material breach and will, among all other available remedies and relief, excuse the Company from any further obligations to Bergerac under this Agreement, including any remaining payments set forth in Paragraph 1 hereof. This shall not be construed as a limitation of remedies, and the Company retains all rights to pursue any and all claims or actions against Bergerac as a result of Bergerac breaching her obligations under this Paragraph 15. In addition, breach of this Paragraph 15 will result in irreparable harm to the Company and the Company therefore is entitled to temporary, preliminary and/or permanent injunctive relief to prevent any breach or threatened breach of this Section 15.
          (C) The Parties agree that the restrictions and conditions contained in this Paragraph 15 are reasonable, appropriate, and should be fully enforceable in light of (among other things) the following:
               (1) the Parties’ respective interests, including but not limited to the Company’s interests in preserving and protecting its Senior Personnel, its goodwill and relationships with its Senior Personnel, and the stability of its Senior Personnel workforce;
               (2) the Parties’ acknowledgment and agreement that, but for this Agreement, Bergerac would be subject to a non-compete covenant in Section 13(a) of her Employment Agreement;
               (3) the Parties’ negotiations and agreements with respect to the terms of this Agreement;
               (4) the Parties’ acknowledgment that during Bergerac’s employment with the Company, she had access to confidential, competitively-valuable information, including such information relating to the Company’s Senior Personnel, including such information as to their compensation, strengths, weaknesses, levels of performance, and other such confidential information that could give Bergerac and/or a Covered Employer an unfair competitive advantage in hiring or soliciting one or more of the Company’s Senior Personnel during the Covered Period;
               (5) the Parties’ acknowledgment and agreement that by virtue of Bergerac’s employment with the Company, she has developed and enjoys significant relationships and goodwill with various key Senior Personnel of the Company, and those relationships and that goodwill could result in Senior Personnel wanting to work with her; and
               (6) the damage and harm to the Company due to any breach of this Section 15 would be extremely difficult to determine and/or to quantify because of the various costs and harms, both tangible and intangible, that often result when key employees leave or consider leaving.
          (D) The term “indirect” as used in this Paragraph 15 shall mean Bergerac acting through a third party rather than acting on her own.

     16. Additional Hiring-Related Protection.
          (A) If, during the Covered Period, Bergerac is willing to accept an employment offer from any Covered Employer, she will ask the Covered Employer to sign the Agreement attached hereto as Exhibit 1 (the “No-Hire Agreement”). If the Covered New Employer signs the No-Hire Agreement, Bergerac shall also sign it and shall deliver the document to the Company for its signature. The Company shall, without undue delay, sign and return the No-Hire Agreement to Bergerac and the Covered Employer. In the event the Company has not signed and returned the No-Hire Agreement within ten (10) calendar days of receipt, the Company will be deemed to have signed the document as of the tenth day following receipt of the No-Hire Agreement.
          (B) If Bergerac is employed during the Covered Period by a Covered Employer who fails to sign the No-Hire Agreement prior to Bergerac’s employment with the Covered Employer, she will immediately terminate her employment with such Covered New Employer and refuse to accept further employment with that Covered Employer upon receiving notice that the Covered Employer that employs her has directly or indirectly (regardless of Bergerac’s involvement), during the Covered Period,
               (1) solicited or recruited for employment, offered employment to, or hired — on a temporary, permanent or contract: basis, or otherwise — any of the Company’s Senior Personnel (provided, however, that general advertising for employees, such as through newspapers, trade publications and the like, shall not be prohibited by this Section); or
               (2) encouraged, enticed or persuaded, or intentionally attempted to encourage, entice or persuade any of the Company’s Senior Personnel to leave his or her employment with the Company.
          (C) For purposes of this Agreement (including Paragraph 15 hereof),
               (1) the term “Covered Employer” shall mean Aldo Group Inc.; Steve Madden, Ltd.; Collective Brands Inc. (including Payless ShoeSource); Genesco Inc.; and/or any of their respective parents, subsidiaries or Affiliates (as defined in this Agreement) engaged in the shoe sales industry, and
               (2) the term “Senior Personnel” shall mean any of the Company’s Home Office Personnel (i.e., any person who is or was a salaried employee of the Company and who worked at the Company’s headquarters in St. Louis, Missouri) and/or Division Sales Managers who are or were employees of the Company (a) at the time of solicitation, recruitment, offer of employment, or hiring, or (b) at anytime during the 90-day period immediately preceding any such solicitation, recruitment or hiring; and
               (3) the term “Affiliate” shall mean any corporation, partnership, limited liability company, or any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Covered Employer.

          (D) If a Covered Employer encompassed by Paragraph 16(B) engages in conduct encompassed by Paragraph 16(B) and Bergerac breaches her obligations under this Paragraph 16 to terminate and to refuse further employment with the Covered Employer, the Parties agree that:
               (1) if the Company loses as a direct or indirect result of Bergerac’s Covered Employer engaging in conduct described in Paragraph 16(B) any Senior Personnel member(s), then Bergerac will pay to the Company an amount equal to double the annual salary of any Senior Personnel member(s) for each such Senior Personnel member who leaves the Company, in addition to any additional relief that may be available to the Company, specifically including but not limited to the Company’s right to cease paying any remaining payments otherwise due to Bergerac under Paragraph 1;
               (2) if the Company does not lose any Senior Personnel member(s) as a direct or indirect result of Bergerac’s Covered Employer engaging in conduct described in Paragraph 16(B), Bergerac shall compensate the Company for all costs, damages and expenses it incurs in connection with such conduct, in addition to any additional relief that may be available to the Company, specifically including but not limited to the Company’s right to cease paying any remaining payments otherwise due to Bergerac under Paragraph 1;
               (3) the damage to the Company due to any breach of Paragraph 16(B) of this Agreement will be extremely difficult to determine, and the liquidated damages described in Paragraph 16(D)(1) represents a conservative estimate of the damage the Company is likely to suffer — based on (among other things) the value of services Senior Personnel provide to the Company and the costs of replacing Senior Personnel and maintaining morale and loyalty among Senior Personnel — if Senior Personnel were to leave the Company;
               (4) nothing herein precludes the Company from obtaining injunctive relief requiring Bergerac to abide by her obligations in Paragraph 16, including the obligation to terminate her employment and not accept future employment with a particular Covered Employer as set forth in Paragraph 16(B), and Bergerac consents to the Company obtaining such injunctive relief in addition to any liquidated damages awarded and/or paid to the Company under this Paragraph 16; and
               (5) any breach of Paragraph 16 will result in irreparable harm to the Company.
          (E) The Parties agree that the restrictions, conditions, and damage provisions contained in Paragraph 16 are reasonable, appropriate, and should be fully enforceable in light of (among other things) the following:
               (1) the Parties’ respective interests, including but not limited to the Company’s interests in protecting its Senior Personnel and Confidential Information, its goodwill and relationships with its employees, and in preserving the stability of its Senior Personnel;
               (2) the Parties’ acknowledgment and agreement that, but for this Agreement, Bergerac would be subject to a non-compete covenant in Section 13(a) of her Employment Agreement, which contains, in some degree and manner, greater restrictions than are contained in this Agreement and which might have prevented Bergerac from engaging in certain post-employment activities;
               (3) the Parties’ acknowledgment and agreement that, but for this Agreement, Bergerac’s Employment Agreement would have imposed certain other and different payment obligations on the Company;
               (4) the Parties’ negotiations and agreements with respect to Bergerac’s post-employment compensation terms;
               (5) the Parties’ acknowledgment and agreement that during Bergerac’s employment with the Company, she has had access to Confidential Information, including Confidential Information relating to Company employees, their compensation, their strengths, weaknesses, and levels of performance, and other such Confidential Information that would give Bergerac and/or a Covered Employer an unfair competitive advantage if Bergerac (for example) were to work for a Covered Employer who hires the Company’s Senior Personnel;
               (6) the Parties’ acknowledgment and agreement that if a Covered Employer were to hire Senior Personnel, the Company would very likely not be able to determine whether and/or the extent to which Bergerac may have played a role in such hiring; and
               (7) the Parties’ acknowledgment and agreement that by virtue of Bergerac’s employment with the Company, she has developed and enjoys significant relationships and goodwill with various key employees of the Company, and those relationships and that goodwill could very well result in other Senior Personnel wanting to work with her at a Covered Employer.
     17. Nondisparagement. Bergerac and the Company agree, as set forth below, they will not, in any way, criticize, denigrate or otherwise disparage the other. Specifically, Bergerac agrees not to disparage the Company, including but not limited to the Company’s current or former officers, directors and employees, and Bergerac agrees she will not, at any time, make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company. Bergerac further represents and agrees that she has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with the Company, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against the Company. Notwithstanding the requirements of this Paragraph, nothing herein shall prohibit Bergerac from engaging in whistleblower activity protected by federal law.
          Correspondingly, the Company agrees to instruct its employees to refrain from making disparaging remarks about Bergerac, and the Company agrees to instruct its employees to refrain from making or soliciting any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to Bergerac’s good name and reputation.

     18. Non-Disclosure of Confidential Information. Bergerac shall not use or disclose, or provide to others, any Confidential Information. “Confidential Information” shall mean any and all information of the Company that is not generally known to the public, including but not limited to such information relating to the Company’s (i) development, research, testing, manufacturing, marketing and financial activities; (ii) products and services; (iii) costs, sources of supply, financial performance and strategic plans; (iv) information pertaining to the identity and special needs of the Company’s customers of the Company, and (v) client lists and information pertaining to the people and organizations with whom the Company has business relationships and the substance of those relationships. Confidential Information also includes any information that the Company has received belonging to customers or others with any understanding, express or implied, that the information would not be disclosed by the Company. The confidentiality obligation under this Paragraph shall not apply to information that is generally known or reasonably available to the public at the time of disclosure or becomes generally known through no wrongful act, directly or indirectly, on the part of Bergerac. As a further acknowledgment of her responsibilities under this Paragraph, Bergerac further acknowledges and agrees that:
          (A) all memoranda, notes, records, reports, papers, drawings, designs, computer files in any media, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Bergerac, shall be the sole and exclusive property of the Company. Bergerac represents and warrants that that during Bergerac’s employment with the Company, other than to the extent required by her responsibilities with the Company, Bergerac did not intentionally disclose any Confidential Information, that she has no knowledge of having unintentionally disclosed the Company’s Confidential Information, and that she, has surrendered to the Company all of the Company’s property in Bergerac’s possession or control. In aid of this representation, the Company has advised Bergerac that it has no knowledge of any such disclosure as of the Offer Date.
          (B) if Bergerac is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, deposition, subpoena, civil or federal agency investigative demand or similar process) to disclose any Confidential Information, Bergerac shall, where permitted under applicable law, rule or regulation, provide written notice to the Company promptly after such request so the Company may, at its expense, seek a protective order or other appropriate remedy, and Bergerac agrees to reasonably cooperate with the Company in connection with seeking such order or other remedy. If such protective order or other remedy is not obtained, Bergerac shall furnish only that portion of the Confidential Information that Bergerac is advised by her counsel is required, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In addition, Bergerac may disclose Confidential Information in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self regulatory organizations that have requested or required the inspection of records that contain the Confidential Information provided that Bergerac exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. To the extent such information is required to be disclosed and is not accorded confidential treatment as described in the immediately preceding sentence, it shall not constitute “Confidential Information” under this Agreement. The Company agrees to reimburse Bergerac for any reasonable out-of-pocket expenses she incurs in exercising reasonable efforts to obtain reliable assurances of confidential treatment of the Company’s Confidential Information as required under this Subparagraph.
     19. Reasonable Scope of Agreement. Bergerac and the Company acknowledge that the scope of this Agreement, including without limitation, Paragraphs 14, 15, 16, 17, and 18 of the Agreement, is reasonable in light of its narrow focus and the legitimate interests of Bergerac and the Company to be protected.
     20. Company’s Breach of this Agreement. If Bergerac contends that the Company is in breach of its obligations hereunder, including but not limited to its payment obligations to Bergerac as set forth herein, Bergerac shall provide written notice to the Company, to the attention of its Chief Executive Officer, specifically identifying the alleged breach and referencing the pertinent provisions of this Agreement, including this paragraph 20. The Company shall then have ten (10) days in which to cure such breach. If the Company is given the required notice and fails to cure the alleged breach within ten (10) days, then Bergerac shall be relieved of her obligations under this Agreement; provided, however, that Bergerac shall not be relieved of such obligations if the Company’s alleged breach is the result of the Company’s good faith belief that Bergerac has breached her obligations under this Agreement such that the Company would be excused from its obligations under this Agreement, so long as the Company has provided Bergerac with prior written notice of its belief that Bergerac has breached
     21. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
     22. Knowing and Voluntary Agreement. Bergerac acknowledges further that she understands this Agreement, the claims she is releasing herein, the promises and agreements she is making herein, and the effect of her signing this Agreement. Bergerac represents, declares, and agrees further that she voluntarily accepts the consideration described above in Paragraph 1 for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the Company from any action or inaction taking place prior to or on the Separation Date.
     23. Choice of Law. Because of the Company’s and Bergerac’s substantial contacts with Missouri, the fact that the Company hired Bergerac in Missouri, Bergerac’s primary place of work for the Company has been located in Missouri, and the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, the parties agree that the Agreement shall be interpreted, construed, applied, and governed by and according to the laws of the State of Missouri, without regard for any conflict of law principles.
     24. Modification. Subject to Paragraph 26 of this Agreement, the parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

     25. Entire Agreement. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, regarding Bergerac’s separation, and there are no other understandings or agreements, written or oral, among them on the subject of Bergerac’s separation.
     26. Severability. If any provision of this Agreement is deemed by a court of competent jurisdiction to be unenforceable because it is overbroad or unreasonable, then such provision shall be modified and, to the maximum extent permitted under applicable law, enforced. If any provision of this Agreement is held to be invalid and not subject to modification, the remaining provisions shall remain in full force and effect.
     27. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and the Sarbanes-Oxley Act of 2002, and this Agreement shall always be construed or limited in conformity with such provisions.
     28. Execution and Effective Date. Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement. This Agreement will not be binding on any party, however, until, at a minimum, it is signed by all parties or their representatives. In addition, this Agreement shall become effective and binding on the eighth day following Bergerac’s execution of this Agreement.
     29. Time for Consideration. Bergerac acknowledges that the Company first gave her a copy of this Agreement by or before the close of the business day on or before December 3, 2007 (the “Offer Date”), and that, at that time, the Company advised Bergerac that Bergerac could consider the offer for up to twenty-one (21) days from the Offer Date. This Agreement shall not become final and binding upon Bergerac until the eighth calendar day following Bergerac’s execution of this Agreement (the “Effective Date”). During said seven-day period, Bergerac may revoke this Agreement by giving written notice to Peter Edison, Chairman and Chief Executive Officer, Bakers Footwear Group, Inc., 2815 Scott Avenue, St. Louis, MO 63103. By executing this Agreement, Bergerac acknowledges that the Company has advised her that she has up to twenty-one (21) days until the close of the business day on December 24, 2007, within which to consider this Agreement before signing the same, and that Bergerac has, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement. Notwithstanding the opportunity to consider this Agreement for twenty-one (21) days, Bergerac acknowledges that should she sign this Agreement anytime prior to the expiration of twenty-one (21) days, that she has nonetheless given full consideration to those terms and signs of her free volition. The Company shall be deemed to have revoked its offer to enter into this Agreement if Bergerac shall not have executed this Agreement within twenty-one (21) days of the Offer Date.
     30. Consultation with an Attorney. By executing this Agreement, Bergerac acknowledges that, at the time the Company presented this Agreement to her for her consideration, the Company advised Bergerac to consult with an attorney about this Agreement, its meaning and effect, prior to executing this Agreement.

     31. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.
     32. Capacity to Settle. Each party herein represents and warrants to the other that each has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement. Both parties further warrant that each is the sole owner of all the claims released in this Agreement, and that each has not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that each will indemnify, defend and hold each other harmless for any damages costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.
     33. Cooperation by Bergerac. In exchange for the receipt of the payments set out above, Bergerac agrees to cooperate fully in any manner requested by the Company regarding any and all pending or future cases, including timely and accurately providing her testimony in cases in which she was involved in any manner during her tenure of employment with the Company. Bergerac will not receive any additional pay for any such testimony. Bergerac also agrees that in exchange for the payments set out above, she will remain on-call with the Company and cooperate fully in any manner reasonably requested by the Company during the twelve-month period ending on September 15, 2008, with respect to reasonable requests for information by the Company in order to access the Company’s information, explain information known by Bergerac by virtue of her employment with the Company, or otherwise assist in transitioning Bergerac’s job responsibilities with the Company and transitioning the Company’s systems and procedures. The Company acknowledges Bergerac may be otherwise employed during such period and, therefore, agrees to temper its requests for assistance such that Bergerac may comply with the provisions of her employment, in which case Bergerac agrees to make herself generally available on weekends and after regular business hours on weekdays to comply with the Company’s requests under this Paragraph 33. Bergerac agrees she will not receive any additional pay for cooperating with the Company in responding to reasonable requests for information made by the Company, except .that the Company agrees to pay Bergerac for any reasonable out-of-pocket expenses she incurs in performing her obligations under this Paragraph.
     34. Return of Property. Bergerac agrees to return all properly belonging to the Company, including, but not limited to any automobile provided to her by the Company, her laptop computer, cellular phone, Blackberry device, PDA, pager, the Company identification card, keys, security cards, credit cards, gas cards, parking pass, documents (including all copies regardless of media) of any kind provided of shown to Bergerac throughout her employment with the Company, and any other property of the Company. Bergerac further agrees she has not copied or otherwise replicated or retained any of the above or like data and things. All property described herein shall be returned by the Effective Date of this Agreement, as defined in Paragraph 28, above.
     35. Materiality. The parties acknowledge and agree that each Paragraph of this Agreement constitutes a material term of the Agreement, without which the Company would not enter into this Agreement.

     36. Characterization. The parties agree that for purposes of this agreement, Bergerac’s separation of employment shall be deemed an involuntary termination.
     37. Choice of Forum. All actions for and/or relating to the interpretation, breach, and/or enforcement of this Agreement shall be brought and litigated exclusively in the Circuit Court for the County or City of St. Louis, Missouri, or the U.S. District Court for the Eastern District of Missouri.
          IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.
I HAVE READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.

December 24, 2007	/s/ Michele A. Bergerac
Michele A. Bergerac
Subscribed and sworn to before me, a Notary Public, this 24 day of December, 2007.

/s/ Timothy D. Lambert
NOTARY PUBLIC

My commission Expires: March 12, 2011

THE COMPANY:
December 28, 2007	By:	/s/ Peter A. Edison
Peter A. Edison,
Chief Executive Officer

Subscribed and sworn to before me, a Notary Public, this 28th day of December, 2007.

/s/ David M. Klemm
NOTARY PUBLIC

My Commission Expires: